Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXIGENE REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – November 10, 2015 — OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of cancer, today reported financial results for the quarter ended September 30, 2015.

For the third quarter of 2015, OXiGENE reported a net loss of $3.6 million compared to a net loss of $3.5 million for the comparable period in 2014. R&D expenses during the third quarter of 2015 were $2.5 million compared to $2.2 million in the third quarter of 2014. General and administrative expenses during the third quarter of 2015 were $1.1 million compared to $1.2 million in the third quarter of 2014.

At September 30, 2015, OXiGENE had cash of $30.3 million, compared to $30.0 million at December 31, 2014.

“We have recently announced encouraging preliminary data for CA4P in both neuroendocrine tumors and recurrent ovarian cancer and have commenced an expanded phase 1b/2 clinical trial of OXi4503 in acute myeloid leukemia,” said William D. Schwieterman, M.D., OXiGENE’s President and Chief Executive Officer. “Simultaneously, we are moving forward with the advancement of CA4P in our planned phase 2/3 trials in platinum resistant ovarian cancer and glioblastoma multiforme. I continue to be encouraged by the data supporting the efficacy of our vascular disrupting agents, and I believe the opportunities we have to advance the treatment of cancer are substantial.”

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing vascular disrupting agents (VDAs) to treat cancer. VDAs selectively disrupt abnormal blood vessels that sustain tumors. The company’s investigational drugs include CA4P (fosbretabulin), which is in development as a treatment for solid tumors, and OXi4503, which is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to pursue and continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

OXiGENE, Inc.

Balance Sheet Data

(Unaudited)

	September 30, 2015	December 31, 2014
	(All amounts in thousands)
Assets

Cash	$30,251	$30,031
Prepaid expenses and other current assets	416	322
Other assets	69	70

Total assets	$30,736	$30,423

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$1,698	$1,419
Total stockholders’ equity	29,038	29,004

Total liabilities and stockholders’ equity	$30,736	$30,423

OXiGENE, Inc.

Statement of Operations Data

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(All amounts in thousands, except per share data)
Operating Expenses:
Research and development	$2,457	$2,240	$6,107	$5,798
General and administrative	1,142	1,213	3,597	4,207

Total operating expenses	3,599	3,453	9,704	10,005

Loss from Operations	(3,599)	(3,453)	(9,704)	(10,005)

Investment income	7	2	15	4
Other income (expense), net	—	1	1	(8)

Net loss and comprehensive loss	$(3,592)	$(3,450)	$(9,688)	$(10,009)

Basic and diluted net loss per common share attributable to common stock	$(0.14)	$(0.17)	$(0.39)	$(0.64)

Weighted-average number of common shares outstanding	26,545	20,705	24,748	15,716